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                                 AMENDMENT #3
                                      to
                                   FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR (g) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


                         ADVANTAGE LIFE PRODUCTS, INC.
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            (Exact name of registrant as specified in its charter)


            Delaware                                           33-0213733
   -----------------------------                       ------------------------
     (State of Incorporation)                              (I.R.S. Employer
                                                           Identification No.)

            1509 S. Florida Avenue, Suite 3, Lakeland Florida 33803
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             (Address of principal executive offices)    (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                     Name of each exchange on which
        to be so registered                     each class is to be registered


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-------------------------------------     -------------------------------------

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Securities to be registered pursuant to Section 12(g) of the Act:


                            Series A Preferred Stock
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                                (Title of class)


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                                (Title of class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


Preferred Stock


         The Articles of Incorporation of Advantage Life Products, Inc. (the "Company") authorize the issuance of 1,250,000 shares of preferred stock, no par value and the Company's Board of Directors are vested with authority to divide the authorized shares of the Company's preferred stock into one or more series of such shares and to fix and determine the relative rights and preferences of any such series. A series of such shares may, among other matters, establish: (a) the number of preferred shares to constitute such series and the distinctive designations thereof; (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (c) whether preferred shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preferences payable on preferred shares in the event of involuntary or voluntary liquidation; (e) sinking fund or other provisions, if any, for redemption or purchase of such preferred shares; (f) the terms and conditions by which preferred shares may be converted, if the preferred shares of any series are issued with the privilege of conversion, and (g) voting rights, if any. The Board of Directors, without the approval of the Company's shareholders, have the power to authorize the issuance of preferred stock with voting and conversion rights which could adversely affect the voting power of the Company's common stock.

         The Company's Board of Directors, by resolution effective February 27, 1997, designated a series of preferred shares designated as the Company's "Series A Preferred Stock" which series has the following rights and preferences:

         Dividends.

         The holders of shares of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of the funds of the Company legally available therefor, non cumulative dividends at the annual rate of $.50 per share, payable annually on the 15th day of April of each calendar year, commencing April 15, 1997. The Company may, in its sole discretion, determine to pay the dividend either in cash, shares of the Company's common stock or shares of the Company's preferred stock.

         Redemption Rights; No Sinking Fund.

         Shares of the Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Company, at any time on or after April 15, 2001 at a price equal to




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         the sum of $10.00 per share.  The Company has not established a sinking fund for its Series A Preferred Stock.

         No Voting Rights.

         The shares of Series A Preferred Stock shall not entitle the registered holder thereof to vote, unless as otherwise may be required by operation of law.

         Priority in the Event of Liquidation or Dissolution.

         In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series
         A Preferred Stock will be entitled to be paid out of the assets of the Company, before any distribution or payment is made to or set apart for the holders of any shares of stock ranking junior to the Series A Preferred stock, the amount of $1.00 per share of Series A Preferred Stock, plus, an amount equal to all unpaid dividends accrued thereon up to the date of final payment or distribution to such holders, if any. In case the net assests of the Company are not sufficient to pay the holders of all outstanding shares of Series A Preferred Stock the full amounts to which they are respectively entitled, the entire net assets of the Company will be distributed ratably to the holders of all the outstanding shares of Series A Preferred Stock in proportion to the full amounts to which they are respectivly entitled. Neither the merger or consolidation of the Company into or with any one or more other corporations nor the sale, conveyance, exchange or transfer of all or substantially all the property or assets of the Company shall be deemed a liquidation, dissolution or winding up of the Company.

         No Conversion Rights.

         The shares of Series A Preferred Stock are not convertible into the Company's common stock.


ITEM 2.  EXHIBITS



Exhibit          Description

"A" Articles of Incorporation of Advantage Life Products, Inc. as amended to include the Designation of the Rights and Privileges of the Holders of the Preferred Stock of the Company's Series A Preferred Stock.







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                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                          Date:  May 22, 1997


                          ADVANTAGE LIFE PRODUCTS, INC.



                          By: /s/ Richard J. Diamond
                          -----------------------------------
                          Richard J. Diamond, President








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                                                                       EXHIBIT A


                              AMENDED AND RESTATED
              CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND
                                 LIMITATIONS OF
                           SERIES A PREFERRED STOCK,
                                 NO PAR VALUE,
                                       OF
                         ADVANTAGE LIFE PRODUCTS, INC.



                 Advantage Life Products, Inc. (the "Corporation"), organized under Delaware law, hereby certifies that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of the Delaware General Corporation Law, as amended, the Board of Directors, by written action, taken on November 19, 1996 has adopted a resolution providing for the issuance of a series of its authorized preferred stock, no par value, designated Series A Preferred Stock, which resolution is hereafter set forth in its entirety:

                 RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of the Corporation's authorized class of preferred stock, no par value, is hereby established as "Series A, Preferred Stock" hereinafter referred to as the Series A Preferred Stock, which series shall consist of 1,200,000 shares. The preferences and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions imposed upon the Series shall be as follows:

         1.      Cash Dividends:

                 The holders of shares of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the Corporation legally available therefor, non-cumulative dividends at the annual rate of $.50 per share, payable annually on the 15th day of April of each calendar year, commencing April 15, 1997. The Board of Directors, in its sole discretion, shall determine whether the dividend is to be paid in cash, shares of the Corporation's common stock or shares of the Corporation's preferred stock.


         2.      Redemption Rights; No Sinking Fund:

                 (a) Voluntary: Shares of the Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors adopted, at any time on or after April 15, 2001 at a price equal to the sum of $10.00 per share plus all dividends accrued but unpaid with respect to each such share up to the date fixed for redemption. In the event that less than all of the outstanding shares of Series A Preferred Stock are redeemed at any one time, the shares to be redeemed shall be selected in a non-discriminatory manner to be determined by the Board of Directors of the

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         Corporation.  Not less than 10 nor more than 60 days prior to the date fixed for redemption of any shares of Series A Preferred Stock, a notice specifying the time and place of such redemption shall be given to all holders of record of shares of Series A Preferred Stock, at their respective addresses as the same shall appear on the stock books of the Corporation, but no failure on the part of the shareholder to receive such notice and no defect in the wording of the notice shall affect the validity of the proceedings adopted with respect to the redemption of any such shares. The Corporation has not established a sinking fund for its Series A Preferred Stock.

                 (b) Effect of Redemption: On the redemption date selected by the Corporation under subsection (a), each shareholder, some or all of whose shares of Series A Preferred Stock are being redeemed, shall tender such shares for cancellation by the Corporation and against payment of the redemption price. Upon the consummation of any such redemption, each holder of shares of Series A Preferred Stock whose shares have been redeemed shall cease to be a shareholder with respect to such shares, shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares as are redeemed. Any shares of Series A Preferred Stock received by the Corporation upon redemption shall resume the status of authorized but unissued shares of preferred stock.

         3. No Voting Rights: The shares of Series A Preferred Stock shall not entitle the registered holder thereof to vote, unless otherwise as may be required by operation of law.


         4. Priority in the Event of Liquidation or Dissolution: In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation, before any distribution or payment is made to or set apart for the holders of any shares of stock ranking junior to the Series A Preferred stock, the amount of $1.00 per share of Series A Preferred Stock, plus, an amount equal to all unpaid dividends accrued thereon up to the date of final payment or distribution to such holders, if any. In case the net assets of the Corporation are not sufficient to pay the holders of all outstanding shares of Series A Preferred Stock the full amounts to which they are respectively entitled, the entire net assets of the Corporation will be distributed ratably to the holders of all the outstanding shares of Series A Preferred Stock in proportion to the full amounts to which they are respectively entitled. Neither the merger or consolidation of the Corporation into or with any one or more other corporations nor the sale, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation shall be deemed a liquidation, dissolution or winding up of the Corporation.

         5. Limitations on Corporation; Shareholder Consent: So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law, of 80% of the holders of the outstanding shares of that particular Series of Preferred Stock, voting as a class, change the preferences, rights or limitations with respect to such Series in any material respect prejudicial to the holders thereof, or increase the authorized number of shares of such Series, but nothing herein contained shall require such a class vote or consent (a) in connection with any increase in the total number of authorized shares of Common Stock, or (b) in connection with the authorization, designation, increase or issuance of any class or series of stock holding a ranking subordinate to the Series A Preferred Stock. Further, no such vote or written consent of the holders of the Series A Preferred Stock shall be required if, at or prior to the time when any such change is to take effect, provision is made for the redemption (in accordance with the provisions of and not earlier than upon the date permitted by Section 2 hereof) of all shares of such Series of Preferred Stock at the time outstanding; and the provisions of this Section 6. shall not in any way limit the right




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         and power of the Corporation to issue any bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders.

         6. No Conversion Rights: The shares of Series A Preferred Stock are not convertible into the Corporation's common stock.

         7. Stated Capital: Of the consideration received by the Corporation in exchange for the issuance of each share of the Series A Preferred Stock, $1.00 shall constitute the stated capital of the Corporation and the balance shall constitute paid in capital.

         8. Notices: All notices or other communications required or permitted to be given pursuant to this resolution shall be in writing and shall be considered as properly given or made if hand delivered, mailed by certified or registered mail, return receipt requested, or sent by prepaid telegram, if to the Corporation at its address indicated in its Annual Report as most recently filed with the Delaware Department of State, and if to a holder of Series A Preferred Stock at the address set forth in the shareholder records as maintained by the Corporation, or to such other address as any such shareholder may have designated by like notice forwarded to the Corporation. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

         In witness whereof Advantage Life Products, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be executed by its President and by its Secretary, as of May 22, 1997.



                                              /s/  Richard J. Diamond
                                              --------------------------------
                                              Richard J. Diamond, President

                                              /s/  Donald R. Mastropietro
                                              ---------------------------------
                                              Donald R. Mastropietro, Secretary






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STATE OF FLORIDA

COUNTY OF POLK

         This instrument was acknowledged before me on behalf of Advantage Life Products, Inc. by Richard J. Diamond as its President, and Donald R. Mastropietro as its Secretary.


                                     sign  /s/  Teresa B. Fannin
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                                     print /s/  Teresa B. Fannin
                                           ------------------------------------

                                     NOTARY PUBLIC, State of
                                     Florida at Large

                                     My Commission Expires:  December 28, 1998
                                                            -------------------






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